Filed Pursuant to Rule 424(b)(3)

Commission File No. 333-228932

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated April 30, 2019)

MAGELLAN GOLD CORPORATION

1,075,000 Shares of Common Stock

This Prospectus Supplement No. 2 relates to the resale, from time to time by certain selling securityholders (each a “Selling Securityholder” and collectively, the “Selling Securityholders”), of: (i) 150,000 shares of common stock, $0.001 par value (“Common Stock”) issued to the Selling Securityholders in connection with (a) a private offering of Common Stock and Warrants, (ii) 600,000 shares of Common Stock issuable upon the exercise of the Warrants sold in that private placement, and (iii) 325,000 shares of Common Stock issuable upon conversion of convertible notes sold in two separate private placements (collectively the “Offerings” (collectively, the “Securities”)).

We will not receive any of the proceeds from the resale of the Common Stock by the Selling Securityholders. However, upon exercise of the Warrants, we will receive the cash exercise price.

The Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. The Selling Securityholders may sell or otherwise dispose of the Common Stock and Warrant Stock covered by this prospectus on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Additional information about the Selling Securityholders and the times and manner in which they may offer and sell shares of Common Stock under this prospectus is provided in the sections entitled “Selling Securityholders” and “Plan of Distribution” of this prospectus. Our Common Stock is quoted on the OTCQB under the symbol “MAGE”. The closing price of our Common Stock as quoted on the OTCQB on April 23, 2019 was $2.05 per share. There is no public trading market for the Warrants and we do not expect a public trading market to develop for the Warrants in the future.

In the Offerings, we issued an aggregate of 150,000 shares of Common Stock, Warrants exercisable to purchase an aggregate of 600,000 shares of Common Stock and (iii) Convertible Notes convertible into an aggregate of 325,000 shares of Common Stock covered by this prospectus. Additional information about the Offerings is provided in the section entitled “Description of Private Placements” of this prospectus.

Recent Developments

We have attached to this prospectus supplement the Current Report on Form 8-K dated May 28, 2019 of Magellan Gold Corporation as filed on July 16, 2019, as well as a Current Report on Form 8-K dated June 21, 2019 as filed on June 26, 2019. The attached information updates and supplements, and should be read together with, the Issuers’ prospectus dated April 30, 2019, as supplemented from time to time.

See “Risk Factors” beginning on page 8 of the prospectus for a discussion of certain risks you should consider before making an investment decision in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 16, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2019

MAGELLAN GOLD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-174287	27-3566922
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

500 Marquette Avenue, NW, Ste. 1200, Albuquerque, NM 87102

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [     ]

ITEM 3.03	material modification to rights of security holders

Extension of Expiration Date of Class A Warrants

Effective May 28, 2019, the Board of Directors of Magellan Gold Corporation (the “Company”) approved an extension of the expiration date of its Class A Warrants that were issued in connection with the Company’s October 2018 Unit Offering (the “Offering”). The expiration date of the Class A Warrants has been extended to July 31, 2019. No action is required on the part of the security holders to effect this extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magellan Gold Corporation

Date: July 16, 2019	By: /s/ John Power John Power, Director

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2019

MAGELLAN GOLD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-174287	27-3566922
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

500 Marquette Avenue, NW, Ste. 1200, Albuquerque, NM 87102

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            [ X ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     [_]

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ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Magellan Gold Corporation, a Nevada corporation (the "Company"):

1a.     Effective June 21, 2019, the Company and David E. Drips, executed a Restricted Stock Unit Agreement pursuant to which the Company agreed to grant to Drips, in consideration of services to be rendered as President, CEO and Director, restricted stock units consisting of 10,000 units for each month of service. The units are to be settled by the Company by the issuance of restricted Common Stock after vesting as more fully set forth in the Restricted Stock Unit Agreement. A copy of the Restricted Stock Unit Agreement is filed herewith as Exhibit 10.1

b.       The units issuable under 1(a) above are in consideration of Mr. Drips services on behalf of the Company, who qualifies as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act"). The units issued will be “restricted securities” under the Securities Act of 1933, as amended and the certificate evidencing same bears the Company’s customary restrictive legend.

c.       The Company paid no fees or commissions in connection with the issuance of the shares.

d.       The securities issued under 1(a) above were issued without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereunder.

e.       Not applicable.

f.        Not applicable.

ITEM 5.02	ELECTION OF DIRECTORS, APPOINTMENT OF OFFICER/ COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

APPOINTMENT OF OFFICER/DIRECTOR:

Effective June 21, 2019 the Board of Directors of the Company appointed David E. Drips to serve as President and CEO of Magellan Gold Corporation, a Nevada corporation (the “Company”), as well electing him to serve as a member of the Board of Directors of the Company to fill the vacancy created by the resignation of Mr. Carson.

The following is biographical information on Mr. Drips:

David E. Drips is a co-founder of REA, an alternative energy storage company focused on Pumped Storage Hydro units and has previously served in an executive, supervisory and engineering capacity to many silver and gold mineral exploration and development companies in North America, South America and Mexico. Mr. Drips holds a B.S. degree in Mining Engineering from the Colorado School of Mines (1980).

As President, Mr. Drips is eligible to participate in the Company’s Deferred Compensation and Equity Award Plan. Currently the Company’s Board of Directors has no standing committees.

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COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective June 21, 2019, the Board of Directors of the Company approved a Deferred Compensation and Equity Award Plan (the “Equity Award Plan”) to enable officers, directors and key employees (“Eligible Persons”) to defer receipt of compensation for their services on behalf of the Company and to enable the Company to provide part or all of the compensation for the service of Eligible Persyaons by agreeing to issue to such Eligible Persons shares of Magellan Gold's common stock. The Equity Award Plan was adopted under the Magellan Gold Company 2017 Equity Incentive Plan ("Incentive Plan"), and all rights to acquire securities under the Equity Award Plan shall constitute awards granted under the Incentive Plan. A copy of the Deferred Compensation and Equity Award Plan is filed herewith as Exhibit 10.2.

Item 7.01.	Regulation FD Disclosure

On June 25, 2019, Magellan Gold Corporation (the “Company”) issued a press release announcing the appointment of David Drips as CEO, President and Director of the Company, the adoption of a Deferred Compensation and Equity Award Plan, and the execution of a Restricted Stock Unit Agreement with Mr. Drips. A copy of the press release is included as Exhibit 10.3 hereto.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibits 10.1 and 10.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, The Company makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibit 10.1 and 10.2, that is required to be disclosed solely by Regulation FD.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Item	Title

10.1	Restricted Stock Unit Agreement
10.2 10.3	Deferred Compensation and Equity Award Plan Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magellan Gold Corporation

Date: June 26, 2019	By: /s/ John C. Power John C. Power, Director

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Exhibit 10.1

MAGELLAN GOLD CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

To DAVID DRIPS:

MAGELLAN GOLD CORPORATION, a Nevada corporation (the “Company”), has granted you an award (this “Award”) of restricted stock units (the “Stock Units”) under the Magellan Gold Corporation Deferred Compensation and Equity Award Plan, as amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. Each Stock Unit represents an unfunded promise by the Company to issue to you, upon a specified future event, one share of the Company’s common stock, $0.001 par value (the “Common Stock”). The effective date of grant will be June 1, 2019 (the “Grant Date”), subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company. The Award has been made in fulfillment of:

i.	☐ your election under the Plan to defer receipt of your Annual Retainer payment that was otherwise payable in cash on the Grant Date.

ii.	☒ your election under the Plan to receive your Equity Grant in the form of Restricted Stock Units.

This Agreement (the “Agreement”) evidences the Award of the Stock Units. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and the Magellan Gold Corporation 2017 Equity Incentive Plan, as amended from time to time (the “EIP”). By executing this Agreement, you acknowledge that you have received a copy of the Plan. This Agreement and the Award of the Stock Units are made in consideration of your service as CEO, President and a member of the Board of Directors of the Company.

1.	Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any defined term in this Agreement, the Plan or the EIP, the provisions of, first, the Plan, second, the EIP, and lastly, this Agreement, will control in that order of priority.

2.	Terms and Conditions of this Award. The following terms and conditions will apply:

(a)	Terms of Stock Unit Grants. You will be entitled to receive, and we agree to grant to you, an aggregate of 10,000 Stock Units (subject to adjustment as provided for herein) for each completed calendar month that you are performing services for the Company in any capacity. The grants will continue on a month to month basis provided you continue to provide services to the Company and may be terminated for any reason by either the Company or yourself, with or without cause, upon ten (10) days’ prior written notice. Unless sooner terminated by either party, this Agreement will terminate on November 30, 2019 unless extended by mutual written agreement.

(b)	Credit to Bookkeeping Account. The Stock Units shall be credited to a bookkeeping account maintained by the Company on your behalf (“Account”) as of the Grant Date. The crediting of the Stock Units to your Account will not entitle you to voting or other rights as a stockholder until shares of Common Stock are issued upon settlement, but will entitle you to receive Dividend Equivalents.

(c)	Vesting. Each grant of Stock Units is subject to vesting. Vesting shall occur as to all Stock Units upon the Company consummating on or before November 30, 2019 an offering of securities, either debt or equity, on terms acceptable to the Company, in its sole discretion, in the aggregate amount of not less than $1.25 million (a “Qualified Financing”)(the “Vesting Date”). There shall be no proportionate vesting in the event the Company consummates a financing in an amount less than $1.25 million.

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(d)	Price Protection. If, on the Vesting Date, the aggregate Market Price of the shares of Common Stock issuable upon settlement of the Units, is less than $1.50 per share, then the Company agrees to grant and issue to you, for no additional consideration, additional Units (“Additional Units”) such that the aggregate Market Price of the Common Stock underlying the Units previously issued, when added to the Market Price of the Common Stock underlying such Additional Units, shall equal at least $15,000 for each completed month of service. For the purposes hereof, “Market Price” at any date shall be deemed to be (i) if the principal trading market for such securities is any exchange, the last reported sale price, on each Trading Day for which determination is made as officially reported on any consolidated tape, (ii) if the principal market for such securities is the over-the-counter market, the closing prices (or, if no closing price, the closing bid price) on such Trading Days as set forth by Nasdaq or the OTC.QB of the OTC Markets Group, Inc. (whichever is the principal market for the Company’s Common Shares) as reported at http://finance.yahoo.com or, (iii) if the security is not quoted on Nasdaq or the OTC.QB, the average bid and asked price as set forth on OTC.Pink of the OTC Markets Group, Inc. listing such securities for such day. Notwithstanding the foregoing, if there is no reported closing price or bid price, as the case may be, on any of the ten trading days preceding the event requiring a determination of Market Price hereunder, then the Market Price shall be determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

(e)	Settlement.

i.	Issuance of Shares of Common Stock. Vested Stock Units will be settled in shares of Common Stock upon or as soon as practicable (A) upon your written request any time after November 30, 2019 or (B) following your Termination Date, whichever occurs first. Upon settlement, subject to Section 2(d)(iv) of this Agreement, the Company shall issue to you, or your estate as applicable, a number of shares of Common Stock equal to the number of vested Stock Units credited to your Account on your Termination Date, taking into account the provisions of Section 2(c) of this Agreement. Notwithstanding anything in the Plan or in this Agreement to the contrary, upon the occurrence of a Change in Control Event, all Stock Units then credited to your Account will be settled and paid out to you on or as soon as practicable after the occurrence of the Change in Control Event, in accordance with the provisions of Code section 409A.

ii.	Forfeiture of Unvested Stock Units. Any Stock Units that are unvested as of your Termination Date shall be forfeited to the Company for no consideration on such Termination Date.

iii.	Registration of Shares. The shares of Common Stock issued in settlement of the Stock Units shall be registered in your name, or, if applicable, in the names of your heirs. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.

iv.	Restrictions on Grant of Stock Units and Issuance of Shares of Common Stock. The grant of the Stock Units and issuance of shares of Common Stock upon settlement of the Stock Units will be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Stock Units, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

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v.	Fractional Shares. The Company will not be required to issue fractional shares of Common Stock upon settlement of the Stock Units.

(f)	Dividend Equivalents. If the Company declares a cash dividend payable to the holders of its Common Stock, as of the payment date for each cash dividend, your Account will be credited with dividend equivalents in the form of additional Stock Units, which shall be fully vested and nonforfeitable when credited and shall otherwise be subject to the same terms and conditions as the Stock Units granted pursuant to this Agreement. The number of additional Stock Units credited to your Account shall be equal to the quotient, rounded down to the nearest whole share, determined by dividing (i) the product of (A) the amount of cash dividend per share of Common Stock multiplied by (B) the number of whole Stock Units credited to your Account as of the record date of the cash dividend, by (ii) the Fair Market Value of a share of Common Stock on the payment date of the dividend.

3.	Restrictions on Transfer. Prior to settlement, you may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any Stock Units, and Stock Units may not be subject to execution, attachment or similar process. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

4.	Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. You will, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in your possession in order to carry out the provisions of this Section.

5.	Tax Withholding. Since you are not an employee of the Company or any Affiliate, the Company is not required to, and the Company will not, deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required to be paid by you as a result of the grant, vesting or settlement of the Stock Units in whole or in part. You expressly acknowledge that you are solely responsible for the payment of any such federal, state, local or foreign taxes, and you may not rely on the Company for any assistance with regard to withholding or paying such taxes.

6.	Adjustments for Corporate Transactions and Other Events.

(a)	Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number and class of securities subject to the Stock Units that are nonvested and forfeitable will, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Stock Units as a result of the stock dividend, stock split or reverse stock split. Adjustments under this Section 6 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)	Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute rights to receive securities received by you in exchange for, or by virtue of your ownership of, the Stock Units, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event, except as otherwise determined by the Committee. If the Stock Units are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, rights to receive securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the rights to receive securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Stock Units.

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7.	Non-Guarantee of Service Relationship. Nothing in the Plan, the EIP or this Agreement alters your service relationship with the Company or shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as an officer, director or key employee for any period of time. This Agreement is not to be construed as a contract of service relationship between the Company and you. This Agreement does not limit in any way the possibility of your separation from the Company in accordance with the By-Law provisions in effect at the relevant time, whether or not such removal results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

8.	Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the Stock Units until such shares of Common Stock have been issued to you upon settlement of the Stock Units. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate or certificates are issued, except as provided in Sections 2(e) and 6 of this Agreement.

9.	The Company’s Rights. The existence of the Stock Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.	Entire Agreement. This Agreement, inclusive of the Plan and the EIP incorporated into this Agreement, contains the entire agreement between you and the Company with respect to the Stock Units. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Stock Units are superseded by this Agreement and are void and ineffective for all purposes.

11.	Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan and the EIP. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan or the EIP, as applicable, will govern.

12.	Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Stock Units as determined in the discretion of the Committee, except as provided in the Plan, the EIP or in any other written document signed by you and the Company.

13.	Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Colorado, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Stock Units will be brought in the federal or state courts in the districts which include Denver, Colorado, and you agree and submit to the personal jurisdiction and venue thereof.

14.	Unfunded Status. The Stock Units and the Account to which they are credited are intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation arrangement for a select group of management of the Company under the Employee Retirement Income Security Act of 1974, as amended. Your settlement rights pursuant to this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

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15.	Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

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GLOSSARY

(a) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Committee.

(b) “Annual Retainer” has the meaning ascribed thereto in the Plan.

(c) “Board” or “Board of Directors” means the Board of Directors of the Company.

(d) “Change in Control” means (1) the acquisition (other than from the Company) in one or more transactions by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (2) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (3) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock.

(e) “Change in Control Event” has the meaning ascribed thereto under Code section 409A(a)(2)(A)(v) with respect to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(g) “Committee” means the “Plan Administrator” as defined under the Plan.

(h) “Company” means Magellan Gold Corporation., a Nevada corporation.

(i) “Cyclical Equity Grant” has the meaning ascribed thereto in the Plan.

(j) “Disability” means the inability to perform services on the Board by reason of any medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of not less than twelve months. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(l) “Fair Market Value” means, with respect to a share of the Common Stock on the relevant date, the closing price, regular way, reported on the New York Stock Exchange or if no sales of the Common Stock are reported on the New York Stock Exchange for that date, the closing price for the last previous day for which sales were reported on the New York Stock Exchange. If the Common Stock is no longer listed on the New York Stock Exchange, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for the purposes of the Plan. For all purposes under the Plan, the term “relevant date” as used in this definition of Fair Market Value means the date as of which Fair Market Value is to be determined.

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(m) “Non-Employee Director” means a member of the Board who, at the time of his or her service, is not an employee of the Company or any Affiliate.

(n) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.

(o) “Termination Date” means the date on which you cease your service relationship with the Company.

(p) “You”; “Your”. You means the recipient of the Stock Units as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Stock Units may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer this      day of                      , 20      .

MAGELLAN GOLD CORPORATION

By:___________________________

Date: _________________________

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

AWARD RECIPIENT

_________________________________________

Date:	________________________________________________

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Exhibit 10.2

MAGELLAN GOLD CORPORATION

DEFERRED COMPENSATION AND EQUITY AWARD PLAN

Effective on June 1, 2019

1.	Purpose.

(a)              Magellan Gold Corporation ("Magellan Gold") has established this Deferred Compensation and Equity Award Plan (the "Plan" ).

(b)              The purpose of the Plan is to enable officers, directors and key employees ("Eligible Persons") to defer receipt of compensation for their services on behalf of Magellan Gold and to enable Magellan Gold to provide part or all of the compensation for the service of Eligible Persons by agreeing to issue to such Eligible Persons shares of Magellan Gold's common stock, par value $0.001 per share ("Shares").

(c)              This Plan has been established pursuant to the Magellan Gold Company 2017 Equity Incentive Plan ("Incentive Plan"), and all rights to acquire Shares and Shares issued pursuant to this Plan constitute awards granted and shares issued under the Incentive Plan.

2.	Definitions.

(a)              "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(b)              "Committee" means an existing or newly formed committee of two or more Independent Directors appointed by the Board.

(c)              "Employee" means any person employed by Magellan Gold or a Subsidiary of Magellan Gold. Service as a director or payment of a director's fee by Magellan Gold or a Subsidiary of Magellan Gold alone shall not be sufficient to constitute "employment" by Magellan Gold or a Subsidiary of Magellan Gold.

(d)              "Fair Market Value" means, as of any date, the value of the Shares determined as follows:

(i)       If the Shares are listed on any "established securities market", as defined in Treas. Reg. Section 1.897-l(m) or any successor thereto, the Fair Market Value of a Share shall be the closing sales price for such Share as quoted on such market (or the market with the greatest volume of trading in the Shares if such Shares are traded on more than one market) on the day of determination (or if no sales were reported on such day, on the most recent trading day on which a sales transaction was reported), as reported by such market or such other source as the Board reasonably deems reliable.

(ii)       In the absence of such markets for the Shares, the Fair Market Value shall be determined in good faith by the Board using a reasonable valuation method in accordance with Treas. Reg. Section l.409A-l(b)(5)(iv)(B) or any successor thereto.

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(e)              "Independent Director" means (i) a director who satisfies the definition of Independent Director or similar definition under the applicable securities exchange rules and regulations upon which the Shares are traded from time to time, if applicable, and (ii) a director who either (A) is not a current employee of Magellan Gold or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of Magellan Gold or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), is not an officer of Magellan Gold or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from Magellan Gold or an "affiliated corporation" for services in any capacity other than as a director or (B) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

(f)               "Restricted Stock Unit" means the right to receive one Share credited to the Award Account or the Fee Account in accordance with this Plan.

(g)             "Subsidiary" means with respect to any person, a corporation the majority of whose share capital with voting power, under ordinary circumstances, to elect directors is, at the date of determination thereof, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person.

3.	Administration.

(a)              Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee. The Board may, at any time and for any reason in its sole discretion, rescind all or any portion of such delegation.

(b)              Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)       To construe and interpret the Plan and any agreements issued pursuant to the Plan and to establish, amend and revoke rules and regulations for their administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii)       To amend the Plan as provided in Sections 12 and 13.

(iii)       To waive in its sole discretion, at any time and from time to time, with respect to any award pursuant to Section 5 of the Plan, the vesting requirement set forth in Section 5(c) of the Plan, and to permit Restricted Stock Units to vest on an earlier date, including the date of grant.

(iv)       Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of Magellan Gold which are not in conflict with the provisions of the Plan.

(c)              Delegation to Committee. The Board may delegate administration of the Plan and its powers and duties thereunder to a Committee or Committees, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. Upon such delegation, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to include the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan, except respecting matters under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, or any rules or regulations issued thereunder, which are required by such rules or regulations to be determined in the sole discretion of the Committee.

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(d)              Effect of Decision of the Board or a Committee; No Liability. All determinations, interpretations and constructions made by the Board or a Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. No member of the Board or a Committee or any person to whom duties hereunder have been delegated shall be liable for any action, interpretation or determination made in good faith, and such persons shall be entitled to full indemnification and reimbursement consistent with applicable law, in the manner provided in Magellan Gold' Certificate of Incorporation and Bylaws as the same may be amended from time to time, or as otherwise provided in any agreement between any such member and Magellan Gold.

4.	Maintenance of Records. Magellan Gold shall maintain two bookkeeping accounts for each Eligible Person, an "Award Account" and a "Fee Account" , each of which shall be credited in accordance with the terms of this Plan and the elections of each Eligible Person pursuant to this Plan. Such accounts shall be maintained solely to evidence unfunded obligations of Magellan Gold.

5.	Award of Restricted Stock Units.

(a)              Discretionary Awards. The Board may, but shall not be required to, authorize the award of Restricted Stock Units to one or more of the Eligible Persons from time to time. At the discretion of the Board, such awards may occur on the date of an Eligible Person's initial engagement, on the date of the annual meeting of the Magellan Gold' stockholders, and/or on such other dates or upon the occurrence of such other events as the Board may determine. Upon any award of Restricted Stock Units pursuant to this Plan, the Award Account of such Eligible Person shall be credited with such number of Restricted Stock Units.

(b)              Vesting. Restricted Stock Units awarded pursuant to this Section 5 shall vest in the manner determined by the Board with respect to such award.

(c)              Voting. Restricted Stock Units shall have no voting rights.

6.	Deferral of Fees.

(a)              Board Authorization to Defer Cash Fees. The Board may permit any Eligible Person to elect to defer receipt of all or any portion of the cash compensation for services ("Fees") to be earned by such Eligible Person. In order to permit the deferral of Fees for any calendar year, the Board shall adopt a resolution (the "Deferral Authorization" ) no later than the close of the calendar year prior to the calendar year in which any services will be performed with respect to which Fees may be deferred. Any such Deferral Authorization shall permit any Eligible Person to elect to defer receipt of Fees in the manner set forth in Section 6(b) and (c). In the discretion of the Board, the Deferral Authorization may apply to the following calendar year, to multiple future years or to all future years, and may apply to all Fees earned or to only certain Fees earned during such period, in each case, as set forth in the Deferral Authorization, subject to the Board's authority to rescind or modify a Deferral Authorization for any calendar year prior to the commencement of such calendar year. Unless and until the Board adopts a Deferral Authorization as provided herein, no deferral of Fees shall be permitted.

(b)              Deferral Election.

(i)       Provided that a Deferral Authorization has been approved by the Board, any Eligible Person may, but is not required to, elect to defer receipt of all or any portion of any Fees to be earned by such Eligible Person by indicating such election to Magellan Gold on an Election Form supplied by Magellan Gold (each a "Deferral Election"). The Deferral Election must specify the Fees to be deferred and the period for which such Fees shall be deferred (each a "Deferral Period"). Each Deferral Election is irrevocable with respect to the Fees to which it applies and shall be valid only to the extent the Deferral Authorization covers the Fees and Deferral Period set forth in the Deferral Election.

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(ii)      Each Deferral Election must be made no later than the close of the calendar year prior to the first calendar year in which any services will be performed with respect to which Fees are deferred under such Deferral Election. Notwithstanding the foregoing, for the first year in which an Eligible Person becomes eligible to participate in this Plan, the Eligible Person may make an initial Deferral Election within 30 days after the date the Eligible Director becomes eligible to participate in this Plan, provided that, (i) such Deferral Election shall be valid only to the extent a Deferral Authorization covers the proposed Deferral Period, and (ii) such Deferral Election shall apply only to Fees payable with respect to services rendered after the date of such Deferral Election.

(iii)     For so long as a Deferral Authorization is in effect with respect to any proposed deferral, a Deferral Election may be made annually at the Eligible Person's direction, and shall continue from calendar year to calendar year unless a written request to modify or terminate that election for subsequent calendar years is submitted to Magellan Gold on or before December 31 of such year.

(c)              Credit for Amounts Deferred. The Fee Account will be credited with the number of Restricted Stock Units as are equal to the number of Shares, including fractions, that could have been purchased had the amount of the Fees accrued and deferred been used to purchase Shares on the date on which such Fees would have been earned had they not been deferred, at a price equal to Fair Market Value on such date. Restricted Stock Units awarded pursuant to this Section 6 shall vest immediately.

7.	Dividends, Distributions and Adjustments.

(a)              Whenever a cash dividend or any other distribution is paid with respect to Shares, the Award Account and Fee Account, as applicable, of each Eligible Person shall be credited with an additional number of Restricted Stock Units equal to the number of Shares that could have been purchased had such dividend or other distribution been paid on each Restricted Stock Unit in the Award Account and Fee Account, as applicable (on the record date for such dividend or distribution) and the amount of such dividend or value of such other distribution been used to acquire additional Shares at the Fair Market Value on the date such dividend or other distribution is paid. The value of any such other distribution on or related to Shares shall, at the option of the Board (or an authorized Committee of the Board), be either determined by the Board or independently established.

(b)              The number of Restricted Stock Units shall be fully adjusted upon the occurrence of any stock split, stock dividend, combination or reclassification, recapitalization, merger or similar event, and shall be appropriately adjusted for the value (determined in the manner provided above with respect to distributions) of any right, privilege or opportunity provided or offered by Magellan Gold to holders of Shares.

8.	Delivery of Shares.

(a)              Within thirty (30) days following the date on which the Eligible Person ceases to be an Eligible Person, a number of Shares equal to the number of vested Restricted Stock Units in such Eligible Person's Award Account and Fee Account shall be delivered to such Eligible Person, and all unvested Restricted Stock Units shall terminate.

(b)              In the event of an Eligible Person's death, such Eligible Person's estate or beneficiary, as appropriate, shall be paid an amount equal to the Fair Market Value on the date of death of a number of Shares equal to the number of the vested and unvested Restricted Stock Units credited to his or her Award Account and Fee Account.

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(c)               In the event that an Eligible Person incurs an Unforeseeable Emergency, the Board may direct the immediate lump sum transfer to the Eligible Person of vested amounts (in Shares or in cash equal to the Fair Market Value of Shares) that the Board determines to be necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Person's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The preceding sentence shall be construed and administered in accordance with the requirements of Section 409A( a)(2) (B)(ii) of the Code. If an Eligible Person has suffered an Unforeseeable Emergency, the Board may, in its sole discretion, authorize the cessation of deferrals by such Eligible Person under the Plan. "Unforeseeable Emergency" shall mean a severe financial hardship to an Eligible Person resulting from an illness or accident of the Eligible Person, the Eligible Person's spouse, or a dependent (as defined in Section l 52(a) of the Code) of the Eligible Person, loss of the Eligible Person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Person. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

(d)              Notwithstanding anything in this Plan to the contrary, no benefits payable by reason of an Eligible Person ceasing to be a member of the Board will be payable unless, or until, such Eligible Person shall have experienced a separation from service within the meaning of Code Section 409A and Treasury Regulations thereunder.

(e)              Distributions of fractional Restricted Stock Units shall be made in cash.

9.	Alienability. No amount due or payable under the Plan or any interest in the Plan, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No such amount shall in any manner be liable for or subject to the debts or liability of any Eligible Person. Prior to delivery of Shares by Magellan Gold pursuant to Section 8, no Eligible Person shall have any right to transfer or assign any Share, or any right to receive any Share, credited to him or her under this Plan. Any purported assignment shall be null and void.

10.	Eligible Person's Rights Unsecured. The right of an Eligible Person to receive any cash payment or Shares hereunder shall rank as an unsecured claim against Magellan Gold and shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of Magellan Gold. Assets that may be set aside for Magellan Gold' convenience with respect to the Plan, and bookkeeping accounts maintained pursuant to the Plan, shall not in any way be construed as assets held in trust for, or be subject to any prior claim by, an Eligible Person or beneficiary.

11.	Effective Date. The Plan shall become effective on June 1, 2019.

12.	Section 409A. Magellan Gold intends that payments and benefits payable under the Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the Plan shall be construed in accordance with such intent. To the extent such payments or benefits could become subject to such Section, Magellan Gold shall cooperate with the Eligible Persons to amend the Plan with the goal of providing to the Eligible Persons the economic benefits described in the Plan in a manner that does not result in such tax being imposed. Notwithstanding any other provision of this Plan to the contrary, if (I) on the date of a Eligible Person's Separation from Service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of Magellan Gold' equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such Separation from Service, the Eligible Person would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Participant's Separation from Service or (ii) the Participant's death.

13.	Amendment and Termination. The Board or any authorized Committee of the Board may at any time terminate, and may at any time and from time to time and in any respect amend, the Plan for any reason; provided that the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules and regulations thereunder.

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Exhibit 10.3

Magellan Gold Names David E. Drips President

and Chief Executive Officer

FOR IMMEDIATE RELEASE	June 25, 2019

Reno, Nevada ---- Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company), is pleased to announce the immediate appointment of David E. Drips as Chief Executive Officer, President, and Director of the Company.  Mr. Drips replaces Dr. Pierce Carson who retired on June 1, 2019.

David Drips has Over 45 years of experience in the mining and contracting industry as a miner, supervisor, engineer, project manager, general manager, president, and owner. He was worked with large public companies and private companies. He received a B.S. in Mining Engineering from Colorado School of Mines in 1980.

“We are fortunate to have someone of David’s caliber and experience step up to lead Magellan Gold,” said John Power, Director of Magellan. “We are at a critical juncture with the strengthening gold market and the positive review of our El Dorado gold project in Nayarit, Mexico. David brings the required leadership to successfully implement our strategy and take advantage of the opportunities ahead. David is project and operations oriented with a proven track record of project execution, and he is a strong communicator who is focused on operating details with excellent leadership capabilities.”

Mr. Drips said, “I am honored and excited to lead Magellan Gold. I believe the company has an opportunity to gain right-size operations that will rapidly elevate Magellan into a small tier gold producer.”

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has a ten-year operating history, processing ore at a rate of 100 tons per day. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

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The El Dorado Gold-Silver Project consists of a 50 hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to commence mining at a production rate of 100 tons per day and to truck the ore to the SDA Mill for processing.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

John Power: (707) 884-3766

Peter Nesveda (INT IR): +61 4 1235 7375

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